FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 2, 2004

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Inapplicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

Implementation of Chapter 11 Settlement Rate Reduction

               On January 15, 2004, Pacific Gas and Electric Company (Utility) entered into a settlement agreement (Rate Design Settlement) that addresses revenue allocation and rate design issues associated with the decrease in the Utility’s revenue requirement resulting from the settlement agreement in the Utility’s Chapter 11 proceeding entered into among the Utility, its parent, PG&E Corporation, and the California Public Utilities Commission (CPUC) (the Chapter 11 Settlement Agreement).  The Utility entered into the Rate Design Settlement with a number of consumer groups and government agencies, including The Utility Reform Network and the CPUC’s Office of Ratepayer Advocates.  On January 20, 2004, the Utility filed a motion with the CPUC seeking approval for the Rate Design Settlement.  Consistent with the Rate Design Settlement and as provided by the Chapter 11 Settlement Agreement, on January 26, 2004, the Utility filed with the CPUC revised electric rates based on the Utility’s overall forecast revenue requirements for 2004 that will be allocated in accordance with the Rate Design Settlement.  If approved by the CPUC, the revised electric rates would allocate approximately $860 million in overall electric rate reductions in 2004, which is approximately 8.3 percent less than the Utility’s current revenues.  In addition, the revised electric rates mark an end to frozen rates and electric surcharges.  The CPUC is expected to consider the Rate Design Settlement at its meeting on February 26, 2004.  If approved, the new rates will be effective March 1, 2004, and the revenue reduction will be retroactive to January 1, 2004, as provided by the Chapter 11 Settlement Agreement.

                The revised rates and forecast revenue requirements are based on, and ultimately will be trued up to reflect, various CPUC decisions including the Utility’s 2003 General Rate Case (GRC).  Currently, the forecast revenue requirements for 2004 assume that the CPUC will approve the 2003 GRC settlement agreement reached by the Utility and other parties in September 2003.  As previously disclosed, under the 2003 GRC settlement agreement, among other terms, the Utility would receive a $236 million increase in its electric distribution revenue requirement and a $38 million increase in its electric generation revenue requirement.  The 2003 GRC settlement agreement also would provide for a 2004 attrition adjustment (an increase of $109 million in electric distribution and generation revenue requirements). The 2004 forecast revenue requirement is further adjusted to include, among other items, the pension contribution proposed by the Utility (an increase of $54 million in electric distribution and generation revenue requirements).

                In addition, the revised rates and forecast revenue requirements are based on, and ultimately will be trued up to reflect, the allocation of the California Department of Water Resources (DWR) 2004 revenue requirements.   In January 2004, the CPUC issued a decision allocating the DWR’s 2004 power charge-related revenue requirement on an interim basis among the California investor-owned utilities based on the methodology adopted for 2003.  The interim allocation of the 2004 DWR revenue requirement allocates 40.5 percent of the approximately $4.65 billion 2004 DWR revenue requirement, or approximately $1.87 billion, to Utility customers.  In addition, the CPUC found that the Utility had over-remitted approximately $101 million in power charges to the DWR related to the DWR's 2001-2002 revenue requirement and ordered that the Utility's allocation of the DWR's 2004 revenue requirement be reduced by this amount.  The power charge revenue requirement of approximately $1.69 billion included in the Utility’s January 26, 2004, filing with the CPUC reflects the 2001-2002 true-up adjustment and the DWR’s share of the El Paso settlement referred to below.  The final allocation methodology for the 2004 DWR revenue requirement will be litigated in a second phase of this proceeding, and, once determined, will be retroactive to January 1, 2004.  Hearings in the second phase began on January 20, 2004.

               The forecast revenue requirements on which the electric rate reduction is based assume that the outstanding balance of the regulatory asset called for under the Chapter 11 Settlement Agreement (Regulatory Asset) will be reduced, dollar for dollar, by the net after-tax amount of any refunds, claim offsets, or other credits from generators or other energy suppliers relating to the Utility's Power Exchange, Independent System Operator, qualifying facility, or energy service provider costs during the California energy crisis that the Utility realizes in cash or by offset of creditor claims in its Chapter 11 case.

                In its January 26, 2004, filing with the CPUC, the Utility has reduced the revenue requirement for its Regulatory Asset to reflect the after-tax amount of such refunds, offsets, and credits received in 2003 or expected to be received in 2004, including an estimate of the Utility’s portion of the settlement with El Paso Natural Gas Company approved by the CPUC in October 2003, which portion is pending release from escrow pursuant to the terms of that settlement, and an after-tax credit of approximately $90 million that the Utility expects to receive as a result of a settlement with five subsidiaries of Enron Corporation.  In December 2003, the Utility entered into a settlement agreement with certain subsidiaries of Enron Corporation (collectively, Enron), settling certain claims between the Utility and Enron (Enron Settlement).  In order for the Enron Settlement to become effective, the bankruptcy courts overseeing both the Utility’s and Enron’s respective Chapter 11 proceedings must approve the Enron Settlement.  The hearing on Enron’s motion seeking approval of the Enron Settlement in Enron’s Chapter 11 proceeding is scheduled for February 5, 2004, and the Utility’s motion is scheduled for hearing in its Chapter 11 proceeding on February 9, 2004.

                Finally, the revised rates and 2004 forecast revenue requirements are based on, and ultimately will be trued up to reflect, the calculation of any under-collection or over-collection of the Utility’s 2003 headroom amount as defined for regulatory purposes in the Chapter 11 Settlement Agreement.  In accordance with the Chapter 11 Settlement Agreement, if headroom accrued by the Utility during 2003 is greater than $875 million, pre-tax, the Utility will refund the excess to ratepayers.  In its January 26, 2004, filing with the CPUC, the Utility’s proposed rates reflect the Utility’s preliminary estimate of $95 million in excess headroom, which would be returned to customers through the rates proposed in the Utility’s filing.  Any subsequent adjustments to the preliminary headroom estimate will be amortized in customers’ future rates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

By:	/s/ CHRISTOPHER P. JOHNS ________________________________________
CHRISTOPHER P. JOHNS Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY

By:	/s/ DINYAR B. MISTRY ________________________________________
DINYAR B. MISTRY Vice President and Controller

Dated:	February 2, 2004